Exhibit 10.13

Effective – December 18, 2008

Polypore Administrative Policy—Severance

Purpose

In the event of the termination of employment of a Polypore salaried employee for reason other than Cause, the employee may be eligible for severance payment.

Eligibility

Salaried exempt employees with more than one year of service, who are terminated for reason other than Cause.  Examples include job elimination, workforce reduction, or inability to satisfactorily perform the duties assigned.  Eligibility will be determined by the Senior Vice President of Human Resources in consultation with the Senior Leadership Team member responsible for the employee.

The following guidelines will be used to determine the number of weeks of severance provided to the terminated employee.

	Age Plus Service
	< 30	30-39	40-49	50+
Professional Level	4 wks	6 wks	8 wks	12 wks
Managerial Level	8	10	12	16
Director Level	12	14	16	20
VP Level	14	18	22	26
SLT Level	26	39	52	52

The severance payment will be equal to the employee’s annual base pay divided by 52 times the number of weeks indicated on the above matrix.  Such severance payments shall become payable immediately following the employee’s “involuntary separation from service” (as defined in Treasury Regulation 1.409A-1(n)(1)).  The Company reserves the right to determine if the payments will be made in a lump sum or salary continuation; provided that to the extent that the employee’s severance amount is greater than two times the maximum amount that may be taken into account under a qualified plan for the year of termination pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), such excess shall in no event be paid after March 15 of the year following the year in which the employee’s termination occurs; provided further that the portion of the employee’s severance amount that is equal to or less than two times such maximum amount shall in no event be paid after the end of the second year following the year in which the employee’s termination occurs.  To the extent a severance amount is paid in installments, each installment shall be deemed a separate payment for the purposes of Section 409A of the Code.

In addition to the severance payment, the employee will be eligible to continue in the Polypore Medical Plan under COBRA at their current employee contribution rate for the same number of weeks.  After the expiration of the number of weeks of severance, the terminated employee may continue medical coverage at the normal COBRA rates.

Non-exempt employees may be eligible for 4 weeks of severance under this policy, subject to the same payment provisions set forth above for exempt employees.